Exhibit 10.41

AMENDMENT TO CERTAIN

NONQUALIFIED STOCK OPTION AGREEMENTS AND

RESTRICTED STOCK UNIT AWARD AGREEMENTS

UNDER THE

LIBERTY MEDIA CORPORATION

2022 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”), effective as of December 3, 2025, amends the terms and conditions of those certain award agreements governing the terms of the nonqualified stock options and restricted stock units granted under the Liberty Media Corporation 2022 Omnibus Incentive Plan (the “Plan”) that are set forth on Schedule 1 hereto (such awards, the “Amended Awards” and the holder of such Amended Awards, the “Recipient”).  Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Plan and in the specified award agreement.

RECITALS

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company is empowered, pursuant to the terms of the applicable award agreement and Section 10.7(b) of the Plan, to modify or change the terms of any award previously granted under the Plan, without the Recipient’s consent, if such amendment does not adversely affect the rights of the Recipient.

WHEREAS, the Committee has approved an amendment to each Amended Award as described herein.

NOW THEREFORE, the following terms and conditions apply:

AMENDMENT

A.	Amendment to Applicable Award Agreements
1.Notwithstanding anything in the applicable award agreement or the Plan to the contrary, “Approved Transaction” shall mean:

(i) the consummation of any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (A) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (B) any merger, consolidation or binding share exchange to which the Company is a party as a result of which (I) the Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, or (II) the individuals who, immediately prior thereto, constituted the members of the Board constitute less than a majority of the members of the Board immediately following such merger, consolidation or binding share exchange, or (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve the adoption of any plan or proposal for the liquidation or dissolution of the Company.

2.Notwithstanding anything in the applicable award agreement or the Plan to the contrary, the Restricted Stock Units and any unpaid RSU Dividend Equivalents or the Options, as applicable, shall become vested and, in the case of Options, exercisable in full, in each case, immediately prior to an Approved Transaction, Board Change or Control Purchase following the Grant Date.
B.	Miscellaneous
1.Except as specifically provided herein, the award agreements amended by this Amendment shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.
2.This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of any applicable award agreement except as specifically set forth herein.
3.This Amendment shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Recipient.
4.This Amendment will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto as of the date referred to above.

Liberty Media Corporation

By:	/s/ Renee Wilm
Renee Wilm
Chief Legal Officer and Chief Administrative Officer

Schedule 1

Award Agreements Amended

1.	Nonqualified stock options granted to Derek Chang on May 12, 2025.
2.	Restricted stock units granted to Derek Chang on May 12, 2025.